Exhibit 3.5

ARTICLE II

STOCKHOLDERS

2.1           Annual Meeting.  The annual meeting of the stockholders of the Corporation for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such date, place and time as the Board of Directors shall each year fix.

2.2           Special Meeting.  Special meetings of stockholders of the Corporation, other than those required by statute, may be called only by the Chairman of the Board, the President or by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board or at the request in writing of stockholders owning at least sixty-six and two-thirds percent (66 2/3%) in amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote generally in the election of directors (the “Voting Stock”).  For purposes of these Amended and Restated Bylaws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

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2.4           Notice of Meeting.  Except as otherwise required by law, written, printed or electronic notice stating the place, day and hour of the meeting and the purposes for which the meeting is called shall be prepared and delivered by the Corporation not less than ten (10) days nor more than sixty (60) days before the date of the meeting, either personally, by mail, or in the case of stockholders who have consented to such delivery, and whose consent has not been revoked or deemed revoked, by electronic transmission (as such term is defined in the Delaware General Corporation Law), to each stockholder of record of the Corporation (a “Record Stockholder”) entitled to vote at such meeting; provided, however, that, notwithstanding the foregoing, notice for a meeting called at the request of the stockholders pursuant to Section 2.2 hereof shall be delivered by the Corporation not less than sixty (60) days nor more than ninety (90) days before the date of such meeting.  If mailed, such notice shall be deemed to be delivered when deposited in the U.S. mail with postage thereon prepaid, addressed to the stockholder at his address as it appears on the stock transfer books of the Corporation.  Notice given by electronic transmission shall be effective (A) if by facsimile, when faxed to a number where the stockholder has consented to receive notice; (B) if by electronic mail, when mailed electronically to an electronic mail address at which the stockholder has consented to receive such notice; (C) if by posting on an electronic network together with a separate notice of such posting, upon the later to occur of (1) the posting or (2) the giving of separate notice of the posting; or (D) if by other form of electronic communication, when directed to the stockholder in the manner consented to by the stockholder.  Meetings may be held without notice if all stockholders entitled to vote are present (except as otherwise provided by law), or if notice is waived by those not present.  Any previously scheduled meeting of the stockholders may be postponed and (unless the Corporation’s Amended and Restated Certificate of Incorporation, as such may be amended or restated from time to time (the “Certificate of Incorporation”) otherwise provides) any special meeting of the stockholders may be cancelled, by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such meeting of stockholders.

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2.7           Notice of Stockholder Business and Nominations.

A.            Nominations of persons for election to the Board of Directors and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders (1) pursuant to the Corporation’s notice with respect to such meeting in accordance with the terms of that certain Governance Agreement by and among SmithKline Beecham Corporation, a Pennsylvania corporation (“GSK”), GlaxoSmithKline, plc, an English public limited company, and the Corporation (the “Governance Agreement”), (2) pursuant to the Corporation’s proxy materials with respect to such meeting, (3) by or at the direction of the Board of Directors or (4) by any Record Stockholder who was a Record Stockholder at the time of the giving of the notice required in the following paragraph, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this Section 2.7.  For the avoidance of doubt, clause (4) shall be the exclusive means for a stockholder to make nominations or propose business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)) at an annual meeting of stockholders.

B.            For nominations or business to be properly brought before an annual meeting by a Record Stockholder pursuant to paragraph (A)(4) of this Section 2.7, (1) the Record Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, (2) any such business must be a proper matter for stockholder action under the Delaware General Corporation Law, (3) the Record Stockholder and the beneficial owner, if any, on whose behalf any such proposal or nomination is made, must have acted in accordance with the representations set forth in the Solicitation Notice (as defined in paragraph C(c)(iv) of this Section 2.7) required by these Bylaws.  To be timely, a Solicitation Notice  shall be received by the Secretary at the principal executive offices of the Corporation not less than forty five (45) or more than seventy five (75) days prior to the one-year anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders (the “Anniversary”); provided, however, subject to the last sentence of this paragraph (B) of this Section 2.7, if the annual meeting is convened more than thirty (30) days prior to or delayed by more than thirty (30) days after the one-year anniversary of the preceding year’s annual meeting, notice by the Record Stockholder to be timely must be received not later than the close of business on the later of (x) the 90th day prior to such annual meeting or (y) the 10th day following the day on which public announcement of the date of such meeting is first made.  Notwithstanding anything in the preceding sentence to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 10 days before the last day a Record Stockholder may deliver a notice of nomination in accordance with the preceding sentence, a Solicitation Notice required by these Bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.  In no event shall an adjournment or postponement of an annual meeting commence a new time period for the giving of a Solicitation Notice.

C.            Such Solicitation Notice shall set forth:

(a)           if such notice pertains to the nomination of directors, as to each person whom the Record Stockholder proposes to nominate for election or reelection as a director all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act, and such person’s written consent to serve as a director if elected;

(b)           as to any business that the Record Stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such Record Stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(c)           as to (1) the Record Stockholder giving the notice and (2) the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “party”):

(i)            the name and address of each such party, as they appear on the Corporation’s books;

(ii)           (A) the class, series, and number of shares of the Corporation that are owned beneficially and of record by each such party, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by each such party, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which either party has a right to vote any shares of any security of the Corporation, (D) any short interest in any security of the Corporation held by each such party (for purposes of this paragraph C of this Section 2.7, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Corporation owned beneficially by each such party that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which either party is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (G) any performance-related fees (other than an asset-based fee) to which each such party is entitled based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of each such party’s immediate family sharing the same household (which information set forth in this paragraph shall be supplemented by such stockholder or such beneficial owner, as the case may be, not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date);

(iii)          any other information relating to each such party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act; and

(iv)          a statement whether or not each such party will deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s Voting Stock required under applicable law to carry the proposal or, in the case of a nomination or nominations, at least the percentage of the Corporation’s Voting Stock reasonably believed by the Record Stockholder or beneficial holder, as the case may be, to be sufficient to elect the nominee or nominees proposed to be nominated by the Record Stockholder (such statement, a “Solicitation Notice”).

D.            A person shall not be eligible for election or re-election as a director at an annual meeting unless (i) the person is nominated by a Record Stockholder in accordance with this Section 2.7 or (ii) the person is nominated by or at the direction of the Board of Directors.  Only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.7.  The chair of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

E.             Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.  The notice of such special meeting shall include the purpose for which the meeting is called.  Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors in accordance with the Governance Agreement or (2) by any Record Stockholder of the Corporation who is a Record Stockholder at the time of giving of notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers a written notice to the Secretary of the Corporation setting forth the information required by clauses (a) and (c) of paragraph (C) of this Section 2.7.  Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders only if such Solicitation Notice required by the preceding sentence shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.  In no event shall an adjournment or postponement of a special meeting commence a new time period for the giving of a Solicitation Notice.  A person shall not be eligible for election or reelection as a director at a special meeting unless the person is nominated (i) by or at the direction of the Board of Directors or (ii) by a Record Stockholder in accordance with the notice procedures set forth in this paragraph E of this Section 2.7.